Exhibit 3.2

Certificate of Amendment
of the
Certificate of Incorporation
of
PinstripesNYC, Inc.

PinstripesNYC, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, Does Hereby Certify:

First:          The name of the Corporation is PinstripesNYC, Inc.

Second:      The Certificate of Incorporation of the Corporation was filed by the Secretary of State on January 4, 2010.

Third:         Article 1 of the Certificate of Incorporation is hereby amended in its entirety to provide as follows:

 “1.    The name of the Corporation is TripBorn, Inc.”

Fourth:      Article 5 of the Certificate of Incorporation is hereby amended in its entirety to provide as follows:

“5.     The total number of shares of capital stock which the Corporation shall have authority to issue is: Two Hundred Ten Million (210,000,000).  These shares shall be divided into two classes with Two Hundred Million (200,000,000) designated as common stock at $.0001 par value (the “Common Stock”) and Ten Million (10,000,000) shares designated as preferred stock at $.0001 par value (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Fifth:          This amendment was duly adopted by the joint written consent of the Board of Directors and by the holders of the requisite number of shares of the Corporation in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

In Witness Whereof, I have signed this Certificate on behalf of PinstripesNYC, Inc. this 13th day of January, 2016.

PinstripesNYC, Inc.

By:	/s/ Deepak Sharma
Deepak Sharma, President